Exhibit 10.2

Loan Agreement Summary

1.	Lender and borrower:

Borrower:	Weifang Lakeland Safety Products Co., Ltd. (“WF”)
Lender:	Weifang Rural Credit Cooperative Bank (“WRCCB”)

2.	The borrowing amounts limit: RMB 8 million, WF can select the borrowing amounts within RMB 8 million (approximately USD $1,300,000).

3.	Borrowing method: Trading financial, WF mortgaged inventory valued RMB 18,291,748 to the bank. The bank hired a professional firm to supervise WF’s inventory flow, which WF will pay at a yearly rate of RMB 46,000.

4.	Interests: Interest based on 120% of the benchmark rate. The annum interest rate is 6.42%. Monthly interest is RMB 42,800 which will be paid monthly.

5.	Borrowing period: up to six months. The longest borrowing period is six months beginning March 25, 2015 and ending September 21, 2015.